UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 10, 2020
CROCS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

13601 Via Varra		80020
Broomfield,	Colorado
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	CROX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2020, the Board of Directors of Crocs, Inc. (the “Company”), appointed Michelle Poole, the Company’s current Executive Vice President, Chief Product and Merchandising Officer, to serve as President of the Company, effective September 10, 2020. Ms. Poole will retain responsibility for the Company’s product, marketing and merchandising activities and will take on direct oversight for the Americas, EMEA, and Asia regions. Ms. Poole will report to Andrew Rees, the Company’s current President and Chief Executive Officer. Mr. Rees will continue to serve as Chief Executive Officer and as a director of the Company.

Ms. Poole, age 52, has served as the Company’s Executive Vice President, Chief Product and Merchandising Officer since April 2020. Prior to this, she served as the Company’s Senior Vice President and Chief Product and Merchandising Officer since 2014.

In connection with Ms. Poole’s promotion to President and as set forth in her offer letter from the Company (the “Offer Letter”), Ms. Poole’s annual base salary will be increased to $700,000 per year and she will be eligible to participate in the Company’s annual bonus plan with a target bonus of 100% of her earnings for the plan year (prorated for her time in the role during 2020). Ms. Poole will be eligible to participate in the Company’s long-term incentive plan, subject to the terms and conditions of the then current plan with a target equity award value of 125% of her base salary. Ms. Poole will also receive, pursuant to the terms and provisions of the Company’s 2020 Equity Incentive Plan, a grant of $1,000,000 in restricted stock units (the “RSUs”). Such RSUs will vest in three equal annual installments beginning on the first anniversary of her start date, subject to her continued employment with the Company as of each vesting date.

Pursuant to the Offer Letter, if Ms. Poole is terminated by the Company without “Cause” (as defined in the Offer Letter) or if she resigns for “Good Reason” (as defined in the Offer Letter), subject to her execution of a general release of claims, she will be entitled to receive a lump sum payment equal to her then-current base salary. Ms. Poole will also be eligible to participate in the Company’s Change in Control Plan (the “CIC Plan”), which provides that, if a “Change in Control” (as defined in the CIC Plan) occurs, and Ms. Poole is terminated by the Company without “Cause” (as defined in the CIC Plan) or she resigns for “Good Reason” (as defined in the CIC Plan) within the two-year period following the change in control, she will be entitled to the payments contemplated in the CIC Plan at a 200% level.

The Offer Letter also contains a non-competition covenant and non-solicitation of employees covenant, each of which restrict Ms. Poole from taking part in certain activities at all times during her employment and for a one year period following her termination of employment with the Company.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer Letter, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Offer Letter dated September 10, 2020 between Crocs, Inc. and Michelle Poole.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: September 14, 2020	By:	/s/ Daniel P. Hart
Daniel P. Hart
Executive Vice President and Chief Legal and Risk Officer